Exhibit 99.1

PRESS RELEASE	CONTACT: Jill Swartz
For Immediate Release	(949) 833-8252 Ext. 123
js@tnpre.com

TNP Strategic Retail Trust Acquires the

Shops at Turkey Creek in Knoxville, Tennessee

IRVINE, Calif., (March 13, 2012) – TNP Strategic Retail Trust, Inc. (the “Company”), a public non-traded REIT that invests in grocery and drug-store anchored, multi-tenant necessity retail properties and other real estate-related assets, announced today the completion of the Company’s fifteenth acquisition, the Shops at Turkey Creek, a retail center in Knoxville, Tennessee.

The Shops at Turkey Creek is a 16,300 square-foot retail center completed in 2004. The center is 100 percent leased by Turkey Creek Wine & Spirits, Connors Steak & Seafood and Connors Concepts Corporate Office.

The seller, a group of Tenant-In-Common investors, voted unanimously to UPREIT the property with TNP Strategic Retail Trust.

“The Shops at Turkey Creek is part of the premiere necessity and lifestyle retail development in the Knoxville area with national tenants including, Walmart Supercenter, Target Superstore, Olive Garden, Mimi’s Café®, the Homewood Suites Hotel by Hilton and SpringHill Suites by Marriott, which drive traffic to the Shops at Turkey Creek,” said Thompson National Properties’ senior vice president, acquisitions, Steve Corea. “We were attracted to the property due to the high quality of the surrounding tenants and extremely strong sales activity of Connors and Turkey Creek Wine & Spirits.”

About TNP Strategic Retail Trust, Inc.

TNP Strategic Retail Trust, Inc. is a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties, located primarily in the Western United States, and real estate related assets, including investment in or origination of mortgage, mezzanine, bridge and other loans related to commercial real estate. TNP Strategic Retail Trust has acquired 15 shopping centers in 11 states containing nearly 1.5 million square feet at an overall purchase price of approximately $197 million. For more information regarding TNP Strategic Retail Trust, please visit www.tnpsrt.com.

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Thompson National Properties, LLC

1900 Main Street, Suite 700 — Irvine, CA 92614 — T: (949) 833-8252 F: (949) 252-0212

www.tnpre.com

About Thompson National Properties, LLC

Thompson National Properties, LLC (TNP) is an international real estate advisory company, specializing in the creation and management of real estate investment funds. TNP uses a variety of investment structures to fit the needs of its investors, which are designed for both institutional and high net worth individual investors. Thompson National Properties is also a leader in both property and asset management and receivership services, a key element in any successful commercial real estate investment in today’s lender-driven marketplace.

Headquartered in Irvine, California, Thompson National Properties was founded in April 2008 and has six regional offices. As of March 13, 2012, Thompson National Properties manages a portfolio of 156 commercial properties, in 31 states, totaling approximately 18.5 million square feet, on behalf of nearly 5,600 investor/owners with an overall purchase value of $2.4 billion dollars. For more information regarding Thompson National Properties, please visit www.tnpre.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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Thompson National Properties, LLC

1900 Main Street, Suite 700 — Irvine, CA 92614 — T: (949) 833-8252 F: (949) 252-0212

www.tnpre.com